Exhibit 4.1

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza
Folsom, New Jersey 08037

March 25, 2021

U.S. Bank National Association, as Trustee
CityPlace I
185 Asylum Street, 27th Floor
Hartford, CT 06103
Attention: Global Corporate Trust

Re:	2018 Series A 3.70% Remarketable Junior Subordinated Notes due 2031 (the “Notes”) (CUSIP No. 838518AA6 / ISIN US838518AA63)

Ladies and Gentlemen:

Pursuant to Section 9.3(c)(1) of the First Supplemental Indenture, dated as of April 23, 2018 (the “First Supplemental Indenture”) to the Junior Subordinated Indenture, dated as of April 23, 2018 (the “Base Indenture” and, the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), each between South Jersey Industries, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), the Company hereby notifies you, as Trustee, that the new interest rate being referred to in the Indenture as the Reset Rate for the Notes will be 5.020% per annum.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Base Indenture or, if not defined in the Base Indenture, in the First Supplemental Indenture.

The undersigned, Steve R. Cocchi, the duly elected or appointed Senior Vice President and Chief Financial Officer of the Company, holding the office set forth beneath his signature below, does hereby certify, in his capacity as such officer and pursuant to Section 15.4 of the Base Indenture and Section 9.3(c)(1) of the First Supplemental Indenture, as follows:

(i)
the undersigned has read the covenants and conditions, and understand the provisions of the Indenture, including without limitation Section 9.3(c)(1) of the First Supplemental Indenture, and the definitions related thereto, as well as such other documents as the undersigned deemed necessary or appropriate to certify as to the matters set forth herein;

(ii)
the undersigned has conferred with other officers of the Company who have examined such records of the Company and have made such other investigation as the undersigned deemed relevant for purposes of this Officers’ Certificate;

(iii)
in the opinion of the undersigned, the undersigned has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether the covenants and conditions relating to Section 9.3(c)(1) of the First Supplemental Indenture have been complied with; and

(iv)
on the basis of the foregoing, the undersigned is of the opinion that all conditions precedent (including covenants, compliance with which constitute conditions precedent) necessary to effect the matters set forth above have been complied with.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

/s/ Steve R. Cocchi
Name:	Steve R. Cocchi
Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to Officer’s Certificate pursuant to Section 9.3(c)(1) of the First Supplemental Indenture]